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                                     FORM OF
                        INVESTMENT SUB-ADVISORY AGREEMENT
                                     BETWEEN
                    AETNA LIFE INSURANCE AND ANNUITY COMPANY
                                       AND
                         GOLDMAN SACHS ASSET MANAGEMENT

INVESTMENT SUBADVISORY AGREEMENT, made as of the __________ day of _______________, 2001, between Aetna Life Insurance and Annuity Company (the "Adviser"), an insurance corporation organized and existing under the laws of the State of Connecticut, and Goldman Sachs Asset Management ("GSAM"), a unit of the Investment Management Division of Goldman, Sachs & Co. ("Subadviser"), a partnership organized and existing under the laws of the State of New York.

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated as of the 14th day of December, 2000 ("Advisory Agreement") with Portfolio Partners, Inc. ("Company"), which is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940 ("1940 Act"); and

WHEREAS, the Company is and will continue to be a series fund having two or more investment Portfolios, each with its own assets, investment objectives, policies and restrictions; and

WHEREAS, the Company shareholders are and will be (1) separate accounts maintained by insurance companies for variable life insurance policies and variable annuity contracts (the "Policies") under which income, gains, and losses, whether or not realized, from assets allocated to such accounts are, in accordance with the Policies, credited to or charged against such accounts without regard to other income, gains, or losses of such insurance companies,
(2) qualified pension and retirement plans outside the separate account


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context, and (3) the investment adviser of certain affiliated open-end management investment companies registered under the 1940 Act or an of the Adviser's affiliates; and

WHEREAS, the Subadviser is engaged principally in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940 ("Advisers Act"); and

WHEREAS, the Board of Directors and the Adviser desire to retain the Subadviser as subadviser for the PPI Goldman Sachs Capital Growth Portfolio (the "Portfolio"), to furnish certain investment advisory services to the Adviser and the Company and the Subadviser is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

1. APPOINTMENT. Adviser hereby appoints the Subadviser as its investment Subadviser with respect to the Portfolio for the period and on the terms set forth in this Agreement. The Subadviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.     DUTIES OF THE SUBADVISER

       A. INVESTMENT SUBADVISORY SERVICES. Subject to the supervision of the Company's Board of Directors ("Board") and the Adviser, the Subadviser shall act as the investment Subadviser and shall supervise and direct the investments of each Portfolio in accordance with its investment objective, policies, and restrictions as provided in the Company's Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time (hereinafter referred to as the "Prospectus"), and such other limitations as the Company may impose by notice in writing to the Subadviser. The Subadviser shall obtain


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       and evaluate such information relating to the economy, industries, businesses, securities markets, and individual securities as it may deem necessary or useful in the discharge of its obligations hereunder and shall formulate and implement a continuing program for the management of the assets and resources of each Portfolio in a manner consistent with each Portfolio's investment objective, policies, and restrictions, and in compliance with the requirements applicable to registered investment companies under applicable securities laws. To implement its duties, the Subadviser is hereby authorized to:

              (i) buy, sell, exchange, convert, lend, and otherwise trade in any stocks, bonds, and other securities or assets on behalf of each Portfolio; and

              (ii) place orders and negotiate the commissions (if any) for the execution of transactions in securities or other assets with or through such brokers, dealers, underwriters or issuers as the Subadviser may select.

       B. SUBADVISER UNDERTAKINGS. In all matters relating to the performance of this Agreement, the Subadviser shall act in conformity with the Company's Articles of Incorporation and By-Laws (provided copies of such documents and any changes thereto have been provided to Subadviser), the current Prospectus, and with the written reasonable instructions and directions of the Board and the Adviser that have been agreed to by the Subadviser. The Subadviser hereby agrees to:

              (i) regularly (but no less frequently than quarterly) report to the Board and the Adviser (in such form as the Adviser and Subadviser mutually agree) with respect to the implementation of the investment program and, in addition, provide such statistical information and special reports concerning the Portfolio and/or important developments materially affecting the investments held, or contemplated to be purchased, by the Portfolio, as may reasonably be requested by the Board or the Adviser and agreed to by the Subadviser, including attendance at Board meetings, as reasonably

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                     requested by the Board, to present such information and
                     reports to the Board;

              (ii) consult with and provide reasonable assistance to, the Company's pricing agent regarding the valuation of securities that are not registered for public sale, not traded on any securities markets, or otherwise may be deemed illiquid for purposes of the 1940 Act and for which market quotations are not readily available; however, the valuation for any such securities shall be the responsibility of the Company or the Company's pricing agent as the case may be;

              (iii) provide any and all information, records and supporting documentation, in a form to be agreed upon by Subadviser and Adviser, about accounts the Subadviser manages that have investment objectives, policies, and strategies substantially similar to those employed by the Subadviser in managing the Portfolio which may be reasonably necessary, under applicable laws, to allow the Company or its agent to present historical performance information concerning the Subadviser's similarly managed accounts, for inclusion in the Company's Prospectus and any other reports and materials prepared by the Company or its agent, in accordance with regulatory requirements;

              (iv) provide the Adviser and Administrator with information as reasonably requested by the Adviser or Administrator and agreed upon by the Subadviser (whose agreement shall not be unreasonably withheld); and

              (v) execute account documentation, agreements, contracts and other documents as the Adviser shall be requested by brokers, dealers, counterparties and other persons to execute in connection with its management of the assets of the Portfolio, provided that the Subadviser receives the express agreement and consent of the Adviser and/or the Board to execute such documentation, agreements, contracts and other documents that may impact the fundamental investment policies and procedures of the Portfolio described in the Company's registration statement or any other procedures provided to the Subadviser. In such respect, and only for this limited purpose, the Subadviser shall act as the Adviser and/or the

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                     Portfolio's agent and attorney-in-fact.

       C. The Subadviser, at its expense, will furnish: (i) all necessary investment and management facilities and investment personnel, including salaries, expenses and fees of any personnel required for it to faithfully perform its duties under this Agreement; and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment required for it to faithfully and fully perform its duties and obligations under this Agreement.

       D. The Subadviser will select brokers and dealers to effect all Portfolio transactions subject to the conditions set forth herein. The Subadviser will place all necessary orders with brokers, dealers, futures commission merchants ("FCMs"), or issuers, and will negotiate brokerage commissions if applicable. To the extent permitted by law and by the policies and procedures of the Portfolio, Subadviser is permitted to place orders with broker-dealers and FCMs which are "affiliated persons" of the Subadviser as the term is defined under the Investment Company Act of 1940. The Subadviser is directed at all times to seek to execute brokerage transactions for the Portfolio in accordance with such policies or practices as may be established by the Board and the Adviser and described in the current Prospectus as amended from time to time. In placing orders for the purchase or sale of investments for the Portfolio, in the name of the Portfolio or their nominees, the Subadviser shall use its best efforts to obtain for the Portfolio the best execution available, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement.

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       Subject to the appropriate policies and procedures approved by the
       Adviser and the Board, the Subadviser may, to the extent authorized by
       Section 28(e) of the Securities Exchange Act of 1934, cause the Portfolio to pay a broker or dealer that provides brokerage or research services to the Subadviser, an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Subadviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Subadviser's overall responsibilities to the Portfolio or its other advisory clients. To the extent authorized by said Section 28(e) and the Adviser and the Board, the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action. In addition, subject to seeking the best execution available, the Subadviser may also consider sales of shares of the Portfolio as a factor in the selection of brokers, dealers and FCM's.

       E. On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of a Portfolio as well as other clients of the Subadviser, the Subadviser to the extent permitted by applicable laws and regulations, and consistent with the Subadviser's policies as described in its Form ADV, may, but shall be under no obligation to, aggregate the orders for securities to be purchased or sold. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be equitable and consistent over time with its fiduciary obligations to the Portfolio and to its other clients.

       F. With respect to the provision of services by the Subadviser hereunder, the Subadviser will maintain all accounts, books and records with respect to each Portfolio as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and the Advisers Act and the rules under both statutes.

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       G. The Subadviser and the Adviser acknowledge that the Subadviser is not the compliance agent for the Portfolio, and does not have access to the Company's books and records necessary to perform certain compliance testing. However, to the extent that the Subadviser has agreed to perform the services specified in this Agreement and except as noted specifically below in subparagraph (H), the Subadviser shall perform compliance testing with respect to these matters that have been agreed upon by the parties. The Adviser or Administrator shall promptly provide the Subadviser with copies of the Company's Articles of Incorporation, By-Laws, current Prospectus and any written policies or procedures adopted by the Board applicable to the Portfolio and any amendments or revisions thereto, and any such procedures governing transactions involving affiliates (such as those adopted pursuant to 1940 Act Rules 17a-7, 17e-1, and 10f-3), shall identify any affiliate of the Adviser and the Company, other than affiliates of the Portfolio Manager.

       H. The Adviser or its agent shall perform quarterly and annual tax compliance tests to ensure that the Portfolio is in compliance with Subchapters L or M of the Internal Revenue Code. Adviser shall apprise Portfolio Manager promptly after each quarter end (and in no event more than 10 business days from the end of the quarter) of any non-compliance with the diversification requirements in such IRC provisions. If so advised, Portfolio Manager shall take prompt action to bring the affected Portfolio back into compliance with such IRC diversification provisions, as directed by the Adviser. The Portfolio Manager agrees that it shall not be absolved of its responsibilities, duties, and obligations to manage the Portfolio in a manner consistent with any diversification procedures, policies, and/or guidelines adopted by the Portfolio, or implemented by the Adviser with respect to the Portfolio Manager.

       I. Unless the Adviser gives the Subadviser written instructions to the contrary, the Subadviser or its agent shall exercise its discretion in determining whether to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in which assets of the Portfolio may be invested. The Adviser shall

                                      7
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       furnish the Subadviser with any further documents, materials or information that the Subadviser may reasonably request to enable it to perform its duties pursuant to this Agreement.

       J. It is understood that the names Goldman Sachs Asset Management, Goldman, Sachs & Co. or any derivative thereof or logo associated with these names are the valuable property of the Subadviser and its affiliates and that the Company and/or the Portfolio only have the right to use such names (or derivative or logo) in offering materials of the Company with the prior approval of the Subadviser and for so long as the Subadviser is a portfolio manager to the Company and/or the Portfolio. Upon termination of this Agreement between the Company, the Adviser and the Subadviser, the Company shall as soon as it is reasonably possible cease to use such name (or derivative or logo).

3. COMPENSATION OF SUBADVISER. The Adviser will pay the Subadviser, with respect to each Portfolio, the compensation specified in Appendix A to this Agreement. Payments shall be made to the Subadviser on the second business day of each month; however, this advisory fee will be calculated based on the daily average value of the aggregate assets of all Portfolio subject to the Subadviser's management and accrued on a daily basis. Compensation for any partial period shall be pro-rated based on the length of the period.

4. LIABILITY OF SUBADVISER. Neither the Subadviser nor any of its directors, officers, employees or agents shall be liable to the Adviser or the Company for any loss or expense suffered by the Adviser or the Company resulting from its acts or omissions as Subadviser to the Portfolio, except for losses or expenses to the Adviser or the Company resulting from willful misconduct, bad faith, or gross negligence in the performance of, or from reckless disregard of, the Subadviser's duties under this Agreement.

5.     INDEMNIFICATION.

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(a) Subadviser agrees to indemnify and hold harmless, the Adviser, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act ("affiliated person") of the Adviser, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls ("controlling person") the Adviser (collectively, "Adviser Indemnified Persons") against any and all loses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Adviser or such affiliated person or controlling person may become subject under the 1933 Act, 1940 Act, the Advisers Act, under any statute, at common law or otherwise, arising out of the Subadviser responsibilities to the Portfolio which (i) may be based upon any willful misfeasance, bad faith, or gross negligence of, or by reckless disregard of, the Subadviser obligations and/or duties under this Agreement by the Subadviser or by any of its directors, officers or employees, or any affiliate acting on behalf of the Subadviser (other than an Adviser Indemnified Person), or (ii) may be used upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement or prospectus covering the shares of the Company or any Portfolio, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished in writing to the Adviser by the Subadviser or any affiliated person of the Subadviser (other than an Adviser Indemnified Person); provided, however, that in no case is the Subadviser's indemnity in favor of the Adviser or any affiliated person or controlling person of the Adviser deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his or her duties, or by reason of his or her reckless disregard or obligation and duties under this Agreement.

(b) The Adviser agrees to indemnify and hold harmless the Subadviser, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act of the Subadviser and each person, if any, who, within the meaning of Section 15 of the 1933 Act controls ("controlling person") the Subadviser (collectively, "Subadviser Indemnified Persons") against any and all losses, claims, damages, liabilities or litigation (including reasonable


                                      9
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legal and other expenses) to which a Subadviser Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Adviser's responsibilities as adviser of the Portfolio which (i) may be based upon any willful misfeasance, bad faith or gross negligence by the Adviser, any of its employees or any affiliate acting on behalf of the Adviser (other than a Subadviser Indemnified Person) or (ii) may be based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement or prospectus covering shares of the Portfolio, or any amendment thereof or any supplement thereto, or the omission of alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, unless such statement or omission was made in reliance upon written information furnished to the Portfolio or the adviser or any affiliated person of the Adviser by a Subadviser Indemnified Person (other than an Adviser Indemnified Person); provided, however, that in no case is the indemnity of the Adviser in favor of the Subadviser Indemnified Persons deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties, or by reason of his reckless disregard of obligations and duties under this Agreement.

6. NON-EXCLUSIVITY. The services of the Subadviser to the Portfolio and the Company are not to be deemed to be exclusive, and the Subadviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Subadviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other investment companies.

7. ADVISER OVERSIGHT AND COOPERATION WITH REGULATORS. The Adviser and Subadviser shall cooperate with each other in providing records, reports and other materials to regulatory and administrative bodies having proper jurisdiction over the


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Company, the Adviser and the Subadviser, in connection with the services provided pursuant to this Agreement; provided, however, that this agreement to cooperate does not apply to the provision of information, reports and other materials which either the Subadviser or Adviser reasonably believes the regulatory or administrative body does not have the authority to request or which is privileged or confidential information of the Subadviser or Adviser.

8. RECORDS. The records relating to the services provided under this Agreement required to be established and maintained by an investment adviser under applicable law or those required by the Adviser or the Board of Directors for the Subadviser to prepare and provide shall be the property of the Company and shall be under its control; however, the Company shall permit the Subadviser to retain such records (either in original or in duplicate form) as it shall reasonably require. In the event of the termination of this Agreement, such records shall promptly be returned to the Company by the Subadviser free from any claim or retention of rights therein; provided however, that the Subadviser may retain copies thereof. Each party to this Agreement shall keep confidential any nonpublic information concerning the other party's (or any Subadviser's) duties hereunder and shall disclose such information only if the non-disclosing party has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities.

9. DURATION OF AGREEMENT. This Agreement shall become effective with respec t to the Portfolio on the later of the date of its execution or the date of the commencement of operations of the Portfolio. This Agreement will continue in effect for a period of more than two years from the date of its execution only so long as such continuance is specifically approved at least annually by the Board, provided that in such event such continuance shall also be approved by the vote of a majority of the Directors who are not "interested persons" (as defined in the 1940 Act) ("Independent Directors") of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.


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10.    REPRESENTATIONS OF SUBADVISER AND ADVISER. The Subadviser and Adviser
each represent, warrant, and agree as follows:

       A. Each of the Subadviser and Adviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify the other party to the Agreement of the occurrence of any event that would disqualify it from serving as an investment adviser of an investment company pursuant to
       Section 9(a) of the 1940 Act or otherwise.

       B. The Subadviser and Adviser each has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, the Subadviser will provide the Adviser and the Company with a copy of such code of ethics, together with evidence of its adoption.

       C. The Subadviser has provided the Adviser and the Company with a copy of its Form ADV as most recently filed with the SEC and hereafter will furnish a copy of its annual amendment to the Adviser.

11. PROVISION OF CERTAIN INFORMATION BY SUBADVISER. The Subadviser will promptly notify the Adviser in writing of the occurrence of any of the following events:

       A. the Subadviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Subadviser is required to be

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       registered as an investment adviser in order to perform its obligations under this Agreement;

       B. the Subadviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Company;

       C. A senior portfolio manager of a Portfolio changes or there is a "change in control" (as that phrase is interpreted under the 1940 Act and the Advisers Act) of the Subadviser.

12. PROVISION OF CERTAIN INFORMATION BY THE ADVISER. The Adviser will promptly notify the Subadviser in writing of the occurrence of any of the following events:

       A. the Adviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

       B. the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Company;

       C. a controlling stockholder of the Adviser changes or there is otherwise an actual change in control or management of the Adviser.

13. TERMINATION OF AGREEMENT. Notwithstanding the foregoing, this Agreement may be terminated at any time with respect to a Portfolio, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of such Portfolio on 60 days prior written notice to the Subadviser. This Agreement may also be terminated by the Adviser: (i) on at least 120 days prior written notice to the


                                      13
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Subadviser, without the payment of any penalty; (ii) upon material breach by the Subadviser or the Adviser of any of the representations and warranties, if such breach shall not have been cured within a 20-day period after notice of such breach; or (iii) if the Subadviser becomes unable to discharge its duties and obligations under this Agreement. The Subadviser may terminate this Agreement at any time, without the payment of any penalty, on at least 90 days prior notice to the Adviser. This Agreement shall terminate automatically in the event of its assignment or upon termination of the Advisory Agreement between the Company and the Adviser.

14. AMENDMENT OF AGREEMENT. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought, and no material amendment of this Agreement shall be effective until approved by vote of a majority of the Independent Directors cast in person at a meeting called for the purpose of such approval.

15.    MISCELLANEOUS.

       A. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof, and the 1940 Act. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

       B. CAPTIONS. The Captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

       C. ENTIRE AGREEMENT. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements

                                      14
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       between the parties concerning management of the Portfolio and all such prior agreements shall be deemed terminated upon the effectiveness of this Agreement.

       D. INTERPRETATION. Nothing herein contained shall be deemed to require the Company to take any action contrary to its Articles of Incorporation, By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Company.

       E. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, releases or orders of the SEC validly issued pursuant to the Act. As used in this Agreement, the terms "majority of the outstanding voting securities," "affiliated person," "interested person," "assignment," "broker," "investment adviser," "net assets," "sale," "sell," and "security" shall have the same meaning as such terms have in the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, release or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, release, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, release, or order.

       IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

                                       Aetna Life Insurance and Annuity Company

Attest:                                By: _____________________________

                                           _____________________________
                                           (Title)
-------------------------------


                                       Goldman Sachs Asset
                                       Management, a unit of the
                                       Investment Management
                                       Division of Goldman, Sachs
                                       & Co.

Attest:                                By: ______________________________
                                           Name
                                           Title

-------------------------------


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                                   APPENDIX A

                                  FEE SCHEDULE

   .45% on the first $150 Million in assets
   .40% on the next $200 Million in assets
   .35% on all assets in excess of $350 million